NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of TV Communications Network, Inc. (The "Company") will be held at the TVCN Building, 10020 East Girard Avenue, Suite 301, Denver, Colorado, 80231, on Friday, September 10, 1996 at 10:00 a.m. MDT time for the following purposes:

(1)  To elect the following three (3) Directors:
          Omar A. Duwaik
          Armand DePizzol
          Dennis J. Horner

(2) To ratify Management's decision to enter into an Option Agreement with Big Trees' Trust to conduct exploration activities, mill and market ores, minerals and minerals, and use other resources as required on the property identified as Liberty Hill Mine.

(3) To authorized Management to enter into a Thirty (30) Year Lease with Big Trees' Trust to explore, mill and market ores on the property identified as Liberty Hill Mine exhibits the potential for profitable operations.

(4) To ratify the Management decision to retain the services of the auditing firm of Ehrhardt, Keefe, Steiner & Hottman, P.C.

Proxy material will be mailed on or about August 24, 1996. The date of record is August 6, 1996.

     Stockholders of record at the close of business on August 15, 1995 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open.

                          By order of the Board of Directors,



                          Dennis J. Horner, Secretary

August 24, 1996
Denver, Colorado

IMPORTANT

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

THIS REPORT DOES NOT PURPORT THAT THE SECURITIES AND EXCHANGE
COMMISSION ("SEC") HAS APPROVED OR DISAPPROVED ANY OF THIS REPORT
OR PASSED UPON ITS ACCURACY OR ADEQUACY.

TV COMMUNICATIONS NETWORK, INC.
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
September 10, 1996

VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of TV
Communications Network, Inc.  (The "Company" or "TVCN" or the
"Registrant") for use at the Annual Meeting of Shareholders to be held on Friday, September 10, 1996. All valid proxies received prior to the meeting will be voted. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposals set forth in the Notice of Annual Meeting of Shareholders. A shareholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

     The Board of Directors has fixed August 6, 1996 as the record date for the determination of stockholders entitled to vote at the Annual Meeting.
Only shareholders of record as of the close of business on August 6, 1996 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Shares may be voted at the meeting in person or by proxy. At the Record Date, there were outstanding and entitled to vote 17,981,133 shares of the Common Stock of the Company. Each share is entitled to one vote. The election of directors as well as the adoption of Proposals 2 through 4 requires the affirmative vote of the holders of a majority of the shares present at the meeting in person or represented by proxy and entitled to vote.

     All costs of solicitation of proxies will be borne by the Company. In addition to the use of the mails, arrangements also may be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith. The costs of the solicitation of proxies will be between $15,000 and $20,000. The amounts being spent include attorneys' fees, accountants' fees, solicitors' time, printing costs, postage, and other incidental expenses.


VOTING SHARES AND PRINCIPAL SHAREHOLDERS

     Shareholders of record as of the close of business on August 6, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date there are outstanding 17,981,133 issued shares of the Company's $0.0005 per value common stock (hereinafter called "Common Stock"), each of which is entitled to one vote on all matters which may come before the meeting. Cumulative voting is prohibited. The Company has no other class of voting securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Company's common stock owned beneficially, as of the Record Date, by Management and by each person known by the Company to have owned beneficially more than five percent of such shares then outstanding:

Name and Address           Amount and Nature of        Percentage of Class
of Beneficial Owner        Beneficial Ownership        Beneficially Owned

Omar Duwaik (1)            10,023,356/Common Stock          55.74%
12483 E. Cedar Circle      Sole Owner
Aurora,  CO  80012

Armand DePizzol (1)        None                                 **

Dennis J. Horner (1)       1,000                                **

Barry Arrington            None                                 **

All officers and
Directors as a group       10,024,356                       55.75%
(Four in number)

Taher M. Aldweik*          950,233/Common Stock              5.29%
Hayy Al Hussein            Sole Owner
Box 11368
Alzarka,  Jordan

CEDE & Company             1,929,381/Common Stock           10.73%
Box 20                     Depository Holder
Bowling Green Station
New York,  NY  10004

Total as a Group           12,903,970                       71.77%
(Six in number)

 * Taher Aldweik is the brother of Omar A. Duwaik (President).
** Less Than 1%

(1)  These persons being those making the solicitation of proxies by mail.

PROPOSAL 1 - ELECTION OF DIRECTORS


     The persons named in the enclosed proxy will vote to elect as directors the persons identified below, as nominees, for a one-year term expiring in 1996 unless authority to vote for the election of directors is withheld by marking the proxy to that effect.

     In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable. In the event this proposal is not passed, then the Company will propose that the two previous directors be re-elected. Other nominations may be made by eligible shareholders. The three nominees with the most votes will be elected directors.

     The information about each director and his beneficial ownership of shares of the Common Stock of the Company as of the Record Date is as follows:

                                                        Beneficial Ownership
Nominees for Director                                            Percent of
For Terms               Principal Occupations          No. of    Outstanding
Expiring in 1996        During Past Five Years         Shares   Common Stock

Omar A. Duwaik          Chairman of the Board,     10,023,356       55.74%
  Director since 1987   Chief Executive Officer
  Age 51                and President

Dennis J. Horner        Vice President of               1,000        0.01%
  Age 48                Finance, Controller,
                        and Treasurer since
                        Feb. 1994
                        Controller for Ryan-Murphy,
                        Inc., BCS, Inc., and
                        American Medco

Armand DePizzol
  Director since 1989   Director                           0           0%
  Age 63

     Omar Duwaik has been the President, CEO and Director of TVCN since its inception on July 7, 1987. Mr. Duwaik has been involved in the telecommunications, aerospace and electronic industries for the past 23 years. In 1980, Mr. Duwaik joined Multichannel Distribution of America ("MDA"), Inc. in Denver as its president. In 1983, MDA submitted 413 MMDS applications to the FCC, of which 71 were granted to MDA, with no competition, and through a lottery process, about forty more conditional licenses were granted by the FCC. For MDA, Mr. Duwaik constructed the first MMDS station in San Luis Obispo, California. Under his direction, three more MMDS stations were constructed in Kansas and Alabama. By 1994, TVCN had ten of these wireless cable TV stations, of which three were sold for about 17.5 million dollars. Mr. Duwaik received a BS Degree in Electrical Engineering, and a BS Degree in Computer Science and an MS Degree in Electrical Engineering Communications from Oregon State University in 1971. Mr. Duwaik owns 10,023,356 shares of common stock. Mr. Duwaik is employed on a full time basis with the Company and is compensated at the rate of $108,000.00 a year.

    Dennis J. Horner - Vice President of Finance, Controller, Secretary and Treasurer. Mr. Horner joined the Company in February, 1994. Mr. Horner received his Bachelor of Science Degree in December, 1970, from Metropolitan State College. Mr. Horner received his Master of Business Administration Degree from the University of Colorado in December, 1974. Mr. Horner continued his education at the University of Colorado from September, 1977, to June, 1980, majoring in accounting. Mr. Horner became a Certified Public Accountant in the State of Colorado in 1983. Mr. Horner also studied at the Colorado School of Mines from September, 1965, to June, 1968. Mr. Horner has twenty-three years working experience. He has four years as assistant controller and five years as controller for Ryan-Murphy, Inc., BCS, Inc., and American Medco. Mr. Horner is employed on a full-time basis with the Company and is compensated at the rate of $45,830 per year.

     Armand L. DePizzol - President of Alert Systems and CEO of National Direct Connect Corporation. Mr. DePizzol has been a director since 1989. Mr. DePizzol holds an MA in Economics and a BS in Business Administration. He was President of American Technology & Information, Inc. ("AT&I") from 1984 - 1987 and was in charge of all operations for that company. This was during the period when AT&I built the very first wireless multichannel TV station in the country. Prior to that, Mr. DePizzol spent seven years overseas with the International Department of CitiBank of New York. During this period he conducted extensive credit and operational examinations of some thirty foreign bank branches. Mr. DePizzol was also employed by the Federal Reserve Bank.
He was the first bank examiner to uncover a major defalcation in the international department of a foreign bank branch located on the West Coast. He acted as a consultant to the First of Denver Bank, currently First Interstate Bank. Mr. DePizzol is also a financial advisor. Recently, he directed the growth of a transportation company from nine units to more than forty units within a six month period. He has helped obtain financing for several turn-around companies and he also holds various patents.

     Currently, the Company has no standing Audit, Nominating or Compensation committees or committees that perform similar functions, other than the Board of Directors. The Board held six meetings during the last fiscal year, and no director attended less than 75% of the aggregate of those meetings, either in person or telephonically.


The Board of Directors Recommends a Vote FOR All Nominees.

PROPOSAL 2 - TO RATIFY MANAGEMENT'S DECISION TO ENTER INTO AN
OPTION AGREEMENT WITH BIG TREES' TRUST.


On December 8, 1995, The Company, through its subsidiary Mining and Energy International Corp., entered into a one (1) year option agreement with Big Trees' Trust for the rights to explore for, mine and mill ores and minerals, and to use any other resources found on the property identified as Liberty Hill Mine in Nevada County, California. Since there have been serious delays due to weather in developing the mining property, the Company has signed a six month extension of the option period. The new termination date is June 9, 1997. In order to maintain the option to enter into the 30 year lease agreement, the Company has the option to pay $40,000 each month to Big Trees' Trust as advance royalty or 15% of the ores mined and sold, whichever is greater, for a minimum period of six months. Thereafter, TVCN has the right to cancel the Option Agreement without any further liability or obligation.

The Company has been developing the Liberty Hill Mine under the option agreement. Approximately $500,000 of the development budget has been expended, and Management estimates it will take another $200,000 to bring the mine into production. In addition to his supervision and consulting services, Ray Naylor, the beneficiary of Big Trees; Trust, has agreed to provide the mining operation with his mining equipment valued at approximately $1,000,000. TVCN will keep 85% of the mining production. In addition to gold, the mine operator expects to produce and sell substantial amounts of silica. The Company has received a purchase offer from a non-related third party for the silica produced, if certain test results are confirmed. If the Company enters into this contract, the annual revenues for silica are estimated at $950,000. Mr. Naylor believes that the sales ofd silica alone would generate sufficient revenue to allow TVCN to recover its investment. The initial estimates indicate that the Liberty Hill Mine operations may be profitable. However, like most mining operations, no assurance can be given with any degree of certainty that the proposed operation will be profitable. If, however, sufficient profit can be generated from the Liberty Hill Mine, TVCN will consider financing the exploration and operation of the Mountain House Mine, owned by Century 21 Mining, Inc. The Company is relying on the expertise of Ray Naylor (who is an Officer in the Company's Century 21 Mining, Inc. subsidiary and the beneficiary of the Big Trees; Trust) in developing this mining opportunity.


PROPOSAL 3 - TO AUTHORIZE MANAGEMENT TO ENTER INTO A 30 YEAR LEASE WITH BIG TREES' TRUST


The foregoing option period (as described in Proposal 2) will allow the Company to evaluate the potential profitability of the mining operations. If, in the exclusive judgment of Management, the results obtained during the option period indicate that further development of the mine exhibits the potential for profitable operations, the Company has the opportunity to sign a thirty (30) year lease for the exclusive rights to mine, mill, and sell the ores and minerals on the Liberty Hill Mine property.

If the Company opts to execute the thirty year lease, the Company will pay a non-refundable advance royalty payment of $5000,0-00 to Big Trees Trust. In addition, the Company will pay $40,000 per month advance royalty or a 15% royalty on the ore mined and sold, whichever is greater. If the recovery exceeds .03 ounces of gold per short ton for that month, the royalty will increase to 20%. The royalty payments for silica and/or barite is $3.00 per short ton. The selling price of the silica, which is expected to be produced during the gold mining operations, is estimated to be $20.00 per short ton.




PROPOSAL 4 - RETAINING THE INDEPENDENT AUDITING FIRM

     On March 31, 1996, the Company signed an engagement letter with the auditing firm of Ehrhardt, Keefe, Steiner & Hottman, PC (a collaboration of the predecessor firms of Hottman, Harris, & Drake, P.C. and Ehrhardt, Keefe, & Steiner, P.C.) of 7979 East Tufts Avenue, Suite 400, Denver, Colorado 80237 (EKSH or "Auditor") (Telephone Number: (303) 740-9400; Fax Number: (303) 740-9009). The agreement letter was signed by the Auditor after meetings with the Company's President and the Controller. The Auditor agreed to audit the Company's financial records for fiscal year ended March 31, 1996, The Auditor also agreed to assist the Company in the preparation of the Company's Annual Report on Form 10-KSB. The Company agreed to abide by the Auditor's recommendations. The Board has again selected EKSH as TVCN's auditors for the fiscal year ending March 31, 1996 and recommends that the shareholders ratify and approve the selection.

The Board of Directors Recommends a Vote FOR this Proposal.

     During the Company's last fiscal year and the interim periods there were no disagreements with the accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. In the event this proposal is not passed, the Company will fulfill its present contractual obligations with the present firm and seek a new independent auditing firm for the next fiscal year.

COMPENSATION PLAN

Incentive Stock Option Plan:

     Effective July 14, 1987, the Company adopted an incentive Stock Option Plan for Company executives and key employees. The Company has reserved 2,000,000 (post 5 to 1 reverse split) common shares for issuance pursuant to the plan. The plan provides that no option may be granted at an exercise price less than the fair market value of the common shares of the Company on the date of grant. To date, no options have been granted pursuant to the plan. Under current terms, the plan will terminate in 1997.

OTHER COMPENSATION BENEFITS

     The Company currently has no Directors or Executive Officers who receive cash compensation in an amount over $60,000, except the Company's President, Omar A. Duwaik and Vice-President and General Counsel, Barry Arrington. The Company offers a health benefits package to all employees, but currently has no retirement plan. The costs for the health benefit package (medical insurance) are paid the for eligible enrollees.

     No option/Stock Appreciation Rights ("SAR") Grants were awarded during the Last Fiscal Year. No Aggregated option SAR Exercises were awarded during Last Fiscal Year. Therefore, Fiscal Year End Option/SAR Values and long-term Incentive Plan Award Tables have been omitted.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT

     On March 31, 1996, the Company signed an engagement letter with the auditing firm of Ehrhardt, Keefe, Steiner, & Hottman, PC ( collaboration of the predecessor firms of Hottman, Harris, & Drake, P.C., and Ehrhardt, Keefe & Steiner, P.C.) of 7979 East Tufts Avenue, Suite 400, Denver, Colorado 80237 ((EKSH or "Auditor") (Telephone Number: (303) 740-9400; Fax Number: (303) 740-9009.) EKSH also audited the Company's financial records for fiscal years ended March 31, 1993, 1994, 1995, and 1996 and restated the Company's financial records for 1992. The Auditor agreed to audit the Company's financial records for fiscal year 1995 and assist the Company in the preparation of the Company's Annual Report on Form 10-KSB.

     A representative(s) of this independent auditing firm will be available at the Annual Meeting to respond to any questions and make a statement.

     The principal accountants' report on the financial statements of the fiscal years and 1996 contained no adverse opinions, nor a disclaimer of opinion, nor was qualified as to uncertainty, audit scope, or accounting principles.

OTHER BUSINESS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder of record of the Company who desires to submit a proper proposal for inclusion in the Proxy materials relating to the next Annual Meeting of Shareholders must do so in writing and according to the Company By-Laws. Pursuant to the By-Laws of the Company, for any matter (other than proposals made by Management) to be properly brought before the 1997 Annual Meeting of Shareholders by a Shareholder, the other matter must be a proper subject for stockholder action. The stockholder proposing to bring such other matter must be entitled to vote at the 1997 Annual Meeting of Shareholders and must deliver written notice describing such other matter, which written notice must be received by the Secretary of the Company, at the Company's principal office in Denver, Colorado on or before March 31, 1997.

ANNUAL REPORT

The financial audit of the Company has been completed and is incorporated herein by reference.

     The Form 10-KSB has been included as a part of the Company's
Annual Report which is enclosed in this mailing.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT A CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1996, TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED COMMON STOCK OF THE COMPANY LISTED IN THE NAME OF BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON August 6, 1996. ANY REQUEST BY A SHAREHOLDER FOR THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB SHOULD BE MAILED TO THE COMPANY'S SECRETARY, TV COMMUNICATIONS NETWORK, INC., 10020 EAST GIRARD AVENUE, SUITE 300, DENVER, CO 80231.

The above Notice of Annual Meeting of Shareholders and Proxy Statement are sent by order of the Board of Directors.





                                         Dennis J. Horner, Secretary

Denver, Colorado
August 24, 1996


TV COMMUNICATIONS NETWORK, INC.

Proxy Solicited on Behalf of the Board of Directors for its Annual Meeting of Shareholders

The undersigned hereby appoint Omar A. Duwaik, Armand DePizzol, and Dennis J. Horner, or any of them, with the power of substitution, as proxies to vote all shares of the Common Stock of the Company owned by the undersigned at the Annual meeting of the Stockholders to be held at 10020 East Girard Avenue, Suite 301, Denver, Colorado 80231, on September 22, 1995, or to any adjournment thereof, on such business as may properly come before the meeting, including the following items as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement:

(1)     To elect the following three (3) Directors:


          Omar A. Duwaik           [] For     [] Against     [] Abstain
          Armand DePizzol          [] For     [] Against     [] Abstain
          Dennis J. Horner         [] For     [] Against     [] Abstain

(2) To ratify the Management decision to engage the services of the auditing firm of Ehrhardt, Keefe, Steiner & Hottman, P.C.

                                   [] For     [] Against     [] Abstain


Please date, sign, and mail in the enclosed envelope.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1 and 2. It is revocable at any time before it is exercised.

Number of shares:  ________________  Date:  _______________________

                                          Please Print
Signature:  _______________________  Name & Title: ________________

                                          Please Print
Signature:  _______________________  Name & Title: ________________


Address:  ________________________________________________________


__________________________________________________________________


Instructions: Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.